Joint Filer Information

Names:	CQS ABS Master Fund Limited

Address:	PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Names:	CQS Aiguille du Chardonnet MF S.C.A. SICAV-SIF

Address:	Carré Bonn
20, rue de la Poste
L-2346 Luxembourg
Grand Duchy of Luxembourg

Designated Filer:	CQS (US), LLC

Issuer and Ticker Symbol:	DITECH HOLDING Corp [ DHCP ]

Date of Event Requiring Statement:	February 9, 2018

The undersigned, CQS Aiguille du Chardonnet MF S.C.A. SICAV-SIF and CQS ABS Master Fund Limited, are jointly filing the attached Initial Statement of Beneficial Ownership on Form 3 with CQS (US), LLC with respect to the beneficial ownership of securities of DITECH HOLDING Corp.

Signatures:

CQS Aiguille du Chardonnet MF S.C.A. SICAV-SIF By: /s/ Paul Massey Name: Paul Massey, Authorized Signatory	CQS ABS Master Fund Limited By: /s/ Paul Massey Name: Paul Massey, Authorized Signatory